CODE OF ETHICS

                        ATALANTA/SOSNOFF INVESTMENT TRUST
                 ATALANTA/SOSNOFF CAPITAL CORPORATION (DELAWARE)
                      ATALANTA/SOSNOFF CAPITAL CORPORATION
                     ATALANTA/SOSNOFF MANAGEMENT CORPORATION


A.   INTRODUCTION
     ------------

     Rule 17j-1 under the Investment Company Act of 1940, as amended (the "Act") requires registered investment companies and their investment advisers and certain principal underwriters to adopt codes of ethics and reporting requirements to prevent fraudulent, deceptive and manipulative practices. Atalanta/Sosnoff Investment Trust (the "Trust") is registered as an open-end management investment company under the Act. Atalanta/Sosnoff Capital Corporation (Delaware) (the "Adviser") is the investment adviser of the Trust. Atalanta/Sosnoff Management Corporation (the "Underwriter") is the principal underwriter for the Trust. Atalanta/Sosnoff Capital Corporation is the parent company ("Parent") of the Adviser. Except as otherwise specified herein, this Code applies to all employees, members, officers, directors and trustees of the Trust, the Adviser, the Underwriter and the Parent.

     This Code of Ethics is based on the principle that the officers, directors, trustees, members and employees of the Trust, the Adviser, the Underwriter and the Parent have a fiduciary duty to place the interests of the Trust before their own interests, to conduct all personal securities transactions consistently with this Code of Ethics (the "Code") and to do so in a manner which does not interfere with the portfolio transactions of the Trust, or otherwise take unfair advantage of their relationship to the Trust. Persons covered by this Code must adhere to this general principle as well as comply with the specific provisions of this Code. Technical compliance with this Code will not insulate from scrutiny trades which indicate an abuse of an individual's fiduciary duties to the Trust.

B.   DEFINITIONS
     -----------

     1. "Access person" means (i) any employee, member, director, principal, trustee or officer of the Trust, the Adviser, the Underwriter or the Parent, (ii) any employee of any company in a control relationship to the Trust, the Adviser, the Underwriter or the Parent who, in the ordinary course of his or her business, makes, participates in or obtains information regarding the purchase or sale of securities for the Trust or whose principal function or duties relate to the making of any recommendation to the Trust regarding the purchase or sale of securities and (iii) any natural person in a control relationship to the Trust, the Adviser, the Underwriter or the Parent who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of a security. A natural person in a control relationship or an employee of a company in a control relationship does not become an "access person" simply by virtue of the following: normally assisting in the preparation of public reports, but not receiving information about current recommendations or trading; a single instance of obtaining knowledge of current recommendations or trading activity; or, infrequently and inadvertently obtaining such knowledge. The Compliance Officer(s) for the Trust, the Adviser, the Underwriter and the Parent are responsible for determining who are access persons.

     2. A security is "being considered for purchase or sale" when the order to purchase or sell such security has been given, or prior thereto when, in the opinion of an investment manager, a decision, whether or not conditional, has been made (even though not yet implemented) to make the purchase or sale, or when the decision-making process has reached a point where such a decision is imminent.

     3. Except as modified in Appendix A, "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires. (See Appendix A for a more complete description).

     4. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

     5. "Disinterested trustee" means a trustee who is not an "interested person" within the meaning of Section 2(a)(19) of the Act.

     6. "Equivalent security" means any security issued by the same entity as the issuer of a subject security, including options, rights, warrants, preferred stock, restricted stock, phantom stock, bonds and other obligations of that company, or a security convertible into another security.

     7. "Immediate family" of an individual means any of the following persons who reside in the same household as the individual:

          child           grandparent       son-in-law
          stepchild       spouse            daughter-in-law
          grandchild      sibling           brother-in-law
          parent          mother-in-law     sister-in-law
          step-parent     father-in-law

          Immediate family includes adoptive relationships and any other relationship (whether or not recognized by law) which the applicable Compliance Officer determines could lead to possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

     8. "Investment personnel" means those employees who provide information and advice to an investment manager or who help execute the investment manager's decisions, and any natural person in a control relationship to the Trust or the Adviser who obtains information concerning recommendations regarding the purchase or sale of securities. Investment personnel include research analysts and traders.

     9. "Investment manager" means any employee entrusted with the direct responsibility and authority to make investment decisions affecting the Trust.

     10. "Purchase or sale of a security" includes, without limitation, the writing, purchase or exercise of an option to purchase or sell a security, conversions of convertible securities and short sales.

     11. "Security" shall have the meaning set forth in Section 2(a)(36) of the Act, except that it shall not include shares of registered open-end investment companies, securities issued by the Government of the United States, short-term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Act, bankers' acceptances, bank certificates of deposit, commercial paper, and such other money market instruments as designated by the Board of Trustees of the Trust.

          Security does not include futures contracts or options on futures contracts (provided these instruments are not used to indirectly acquire an interest which would be prohibited under this Code).

C.   PRE-CLEARANCE REQUIREMENTS
     --------------------------

     All access persons shall clear in advance through the applicable Compliance Officer, or in his or her absence the President or Chairman, any purchase or sale, direct or indirect, of any Security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership interest. The Compliance Officer shall retain written records of such clearance requests. Prior to seeking clearance through the applicable Compliance Officer, Investment Personnel shall also obtain the approval of the President or Chairman.

     The applicable Compliance Officer will not grant clearance for any purchase or sale if the Security is currently being considered for purchase or sale or being purchased or sold by the Trust (subject to E. 2. Below). Notwithstanding the foregoing sentence, an access person may be granted clearance for the sale of a Security executed contemporaneously with the Trust's sale of its entire position in the same Security; if such clearance is granted, the access person will receive a price no more favorable than the average price per share received by the Trust in the transaction. If the Security proposed to be purchased or sold by the access person is an option, clearance will not be granted if the Securities subject to the option are being considered for purchase or sale as indicated above. If the Security proposed to be purchased or sold is a convertible security, clearance will not be granted if either that Security or the Securities into which it is convertible are being considered for purchase or sale as indicated above.

     The applicable Compliance Officer may refuse to preclear a transaction if he or she deems the transaction to involve a conflict of interest, possible diversion of corporate opportunity, or an appearance of impropriety.

     Clearance is effective, unless earlier revoked, until the earlier of (1) the close of business on the second trading day, beginning on and including the day on which such clearance was granted, or (2) the access person learns that the information provided to the Compliance Officer in such access person's request for clearance is not accurate. If an access person places an order for a transaction within the two trading days but such order is not executed within the two trading days (e.g., a limit order), clearance needs to be reobtained. Clearance may be revoked at any time and is deemed revoked if, subsequent to receipt of clearance, the access person has knowledge that a security to which the clearance relates is being considered for purchase or sale.

D.   EXEMPTED TRANSACTIONS
     ---------------------

     The pre-clearance requirements in Section C of this Code shall not apply to:

     1. Purchases or sales which are non-volitional on the part of either the access person or the Trust.

     2.   Purchases which are part of an automatic dividend reinvestment plan.

     3. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

     4. Purchases or sales by a disinterested trustee or a member of his or her immediate family, unless such trustee, at the time of the transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee, should have known that, during the 15-day period immediately preceding the date of the transaction by the trustee, such security was purchased or sold by the Trust or was being considered for purchase or sale by the Trust.

     5. Purchases or sales of debt obligations issued by or on behalf of states and municipalities and other qualifying issuers which pay interest that is exempt from federal and/or state income tax.

E.   PROHIBITED ACTIONS AND TRANSACTIONS
     -----------------------------------

     Notwithstanding a grant of clearance under Section C hereof, the following actions and transactions are prohibited and will result in sanctions including but not limited to the sanctions expressly provided for in this Section.

     1. Investment personnel and investment managers shall not acquire, for any account in which such investment personnel or investment manager has a beneficial ownership interest, any security in an initial public offering.

     2. Access persons shall not execute a Securities transaction on a day during which the Trust has a pending buy or sell order in that same Security or an equivalent Security until that order is executed or withdrawn, unless when buying or selling such Security he receives a price which is no better than the price received by the Trust. An access person shall disgorge any profits realized on trades within such period except as provided in the preceding sentence. This prohibition does not apply to disinterested trustees and their immediate families, unless such trustee, at the time of the transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee, should have known that the Trust had a pending buy or sell order in that same security or an equivalent security.

     3. Investment personnel and investment managers shall not buy or sell a Security on a day when the Trust trades in that Security or an equivalent Security unless when buying or selling such Security he receives a price which is no better than the price received by the Trust. An investment manager shall disgorge any profits realized on trades within such period except as provided in the preceding sentence.

     4. Investment personnel and investment managers shall not accept from any person or entity that does or proposes to do business with or on behalf of the Trust a gift or other thing of more than de minimis value or any other form of advantage. The solicitation or giving of such gifts by investment personnel and investment managers is also prohibited. For purposes of this subparagraph, "de minimis" means $100 or less if received in the normal course of business.

     5. Investment personnel and investment managers shall not serve on the board of trustees of publicly traded companies, absent prior authorization from the applicable Compliance Officer provided, however, that any trusteeships held by such investment personnel or investment managers as of the date of the adoption of this Code of Ethics shall be deemed to be authorized. The Compliance Officer will grant authorization only if it is determined that the board service would be consistent with the interests of the Trust. In the event board service is authorized, such individuals serving as trustees shall be isolated from those making investment decisions through procedures designed to safeguard against potential conflicts of interest, such as a Chinese Wall policy or investment restrictions.

     6. Investment personnel and investment managers shall not acquire a security in a private placement, absent prior authorization from the applicable Compliance Officer. The Compliance Officer will not grant clearance for the acquisition of a security in a private placement if it is determined that the investment opportunity should be reserved for the Trust or that the opportunity to acquire the security is being offered to the individual requesting clearance by virtue of such individual's position with the Adviser or the Trust (as applicable). An individual who has been granted clearance to acquire securities in a private placement shall disclose such investment when participating in a subsequent consideration by the Trust of an investment in the issuer. A subsequent decision by the Trust to purchase such a security shall be subject to independent review by investment personnel with no personal interest in the issuer.

     7. Investment personnel and investment managers shall not purchase during the underwriting of the security any security which, due to its public demand in relation to the amount offered, is likely to increase in value after commencement of trading in the secondary market (i.e. "hot issue" as defined under the Rules of the National Association of Securities Dealers, Inc.).

     8. An access person shall not execute a securities transaction while in possession of material non-public information regarding the security or its issuer.

     9. An access person shall not execute a securities transaction which is intended to raise, lower, or maintain the price of any security or to create false appearance of active trading (anti-market manipulation).

     10. An access person shall not execute a Securities transaction involving the purchase or sale of a Security at a time when such access person intends, or knows of another's intention, to purchase or sell that Security (or an equivalent Security) on behalf of the Trust. This prohibition would apply whether the transaction is in the same (e.g., two purchases) or the opposite (a purchase and sale) direction as the transaction of the Trust.

     11. An access person shall not cause or attempt to cause the Trust to purchase, sell, or hold any security in a manner calculated to create any personal benefit to such access person or his or her immediate family. If an access person or his or her immediate family stands to materially benefit from an investment decision for the Trust that the access person is recommending or in which the access person is participating, the access person shall disclose to the persons with authority to make investment decisions for the Trust, any beneficial ownership interest that the access person or his or her immediate family has in such security or an equivalent security, or in the issuer thereof, where the decision could create a material benefit to the access person or his or her immediate family or the appearance of impropriety.

     12. The provisions of paragraphs 2, 3 and 10 of this Section will not apply to the purchase or sale by an access person, who is not within the definition of investment manager or investment personnel, of any equity Security in an amount not exceeding 500 shares or in the case of options, 25 contracts.

F.   REPORTING
     ---------

     1. Each access person, except a disinterested trustee, shall arrange for the applicable Compliance Officer to receive directly from the broker-dealer effecting a transaction in any Security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership interest, duplicate copies of each confirmation for each Securities transaction and periodic account statements for each brokerage account in which such access person has any beneficial ownership interest.

     2. No later than 10 days after a person becomes an access person, such person (except a disinterested trustee) must file a report with the applicable Compliance Officer which contains the following information:

     o the title, number of shares and principal amount of each Security in which such person has any direct or indirect beneficial ownership;

     o the name of the broker, dealer or bank with whom such person maintains an account in which any Securities are held for the direct or indirect benefit of such person; and

     o    the date the report is submitted to the Compliance Officer.

     3. In the event an access person, other than a disinterested trustee, does not arrange for the provision of information by broker-dealers as required in the preceding paragraph 1, the access person shall report to the applicable Compliance Officer no later than 10 days after the end of each calendar quarter the information described below with respect to transactions in any Security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership interest in the Security; provided, however, that an access person shall not be required to make a report with respect to transactions effected for any account over which such access person does not have any direct or indirect influence:

          a. The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of the Security;

          b. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); and

          c.   The price of the Security at which the transaction was effected;

          d. The name of the broker, dealer or bank with or through whom the transaction was effected.

          e.   The  date  that  the  report  is  submitted  to  the   applicable
               Compliance officer.

          Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

          With respect to any quarter in which an account was established by an access person in which any Securities were held for the direct or indirect benefit of the access person, such report must also contain the name of the broker, dealer or bank with whom the access person established the account and the date the account was established.

     3. Each access person (except a disinterested trustee) must file a repoannually with the Compliance Officer which contains the following information:

     o the title, number of shares and principal amount of each Security in which such person has any direct or indirect beneficial ownership;

     o the name of the broker, dealer or bank with whom such person maintains an account in which any Securities are held for the direct or indirect benefit of such person; and

     o    the date the report is submitted to the Compliance Officer;

     This information must be current as of a date no more than 30 days before the report is submitted.

     4. A disinterested trustee need only report a transaction in a security unless such trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee, should have known that, during the 15-day period immediately preceding the date of the transaction by the trustee, such security was purchased or sold by the Trust or was being considered for purchase or sale by the Trust.

     5. The Adviser or the Trust may, in its discretion, require an access person to disclose in connection with a report, recommendation or decision of such access person to purchase or sell a security any direct or indirect beneficial ownership by such person of such security.

G.    CONFIDENTIALITY OF TRANSACTIONS AND INFORMATION
      -----------------------------------------------

     1. Every access person shall treat as confidential information the fact that a security is being considered for purchase or sale by the Trust , the contents of any research report, recommendation or decision, whether at the preliminary or final level, and the holdings of the Trust and shall not disclose any such confidential information without prior consent from the Compliance Officer. Notwithstanding the foregoing, the holdings of the Trust shall not be considered confidential after such holdings by the Trust have been disclosed in a public report to shareholders or to the Securities and Exchange Commission.

     2. Access persons shall not disclose any such confidential information to any person except those employees and trustees who need such information to carry out the duties of their position with the Trust, the Adviser, the Underwriter, or the Parent (as applicable).

H.   SANCTIONS
     ---------

     Upon discovering a violation of this Code, the Board of Trustees of the Trust, the Adviser, the Underwriter or the Parent (as applicable) may impose such sanctions as it deems appropriate, including, without limitation, a letter of censure or suspension or termination of the employment of the violator. All material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the Board of Trustees of the Trust and the Board of Directors of the Adviser, the Underwriter and the Parent, as applicable.

I.   CERTIFICATION OF COMPLIANCE
     ---------------------------

     Each access person, except a disinterested trustee, shall annually certify that he or she has read and understands this Code and recognizes that he or she is subject hereto.

J.   ADMINISTRATION OF CODE OF ETHICS
     --------------------------------

     On an annual basis, the Trust, the Adviser and the Underwriter shall provide to the Trust's Board of Trustees a written report that:

     1. describes any issues arising under the Code or procedures since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to any material violations; and

     2. certifies that the Trust, the Adviser and the Underwriter, as applicable, have adopted procedures reasonably necessary to prevent access persons from violating this Code.

K.   AMENDMENTS
     ----------

     The Board of Trustees of the Trust must approve any material changes to this Code no later than six months after the adoption of any material change.

                        APPENDIX A TO THE CODE OF ETHICS
                             "BENEFICIAL OWNERSHIP"


For purposes of this Code, "beneficial ownership" is interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership applies to all securities which an access person has or acquires. The Trust, the Adviser, the Underwriter and the Parent will interpret beneficial ownership in a broad sense, provided, however, that no access person will be deemed to have beneficial interest in any limited partnership or other investment pool for which the Adviser or an investment manager of the Adviser or the Underwriter provides investment management services or any qualified retirement plan sponsored by the Adviser, the Underwriter, the Parent or their affiliates.

The existence of beneficial ownership is clear in certain situations, such as: securities held in street name by brokers for an access person's account, bearer securities held by an access person, securities held by custodians, pledged securities, and securities held by relatives or others for an access person. An access person is also considered the beneficial owner of securities held by certain family members. The SEC has indicated that an individual is considered the beneficial owner of securities owned by such individual's immediate family. The relative's ownership of the securities may be direct (i.e., in the name of the relative) or indirect.

An access person is deemed to have beneficial ownership of securities owned by a trust of which the access person is the settlor, trustee or beneficiary and securities owned by an estate of which the access person is the executor or administrator, legatee or beneficiary.

An access person must comply with the provisions of this Code with respect to all securities in which such access person has a beneficial ownership interest with the exceptions noted above. If an access person is in doubt as to whether she or he has a beneficial ownership interest in a security, the access person should report the ownership interest to the applicable Compliance Officer. An access person may disclaim beneficial ownership as to any security on required reports.